Independent Auditors' Consent


To the Board of Directors and Shareholders of The Dreyfus/Laurel Funds, Inc.

We consent to the use of our reports dated December 15, 1998, with respect to the two Funds listed below of The Dreyfus/Laurel Funds, Inc., incorporated herein by reference and to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Transfer and Dividend Disbursing Agent, Custodian, Counsel and Independent Auditors" in the Statement of Additional Information.

Funds
Dreyfus Disciplined Smallcap Stock Fund
Dreyfus Disciplined Stock Fund



                                             KPMG LLP

New York, New York
February 26, 1999